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Paul Bowman
Chief Financial Officer
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FOR IMMEDIATE RELEASE

American Mold Guard Announces Appointment of New Independent Director

SAN JUAN CAPISTRANO, Calif., August 9, 2006-- American Mold Guard, Inc. (NasdaqSC: AMGI, AMGIW, AMGIZ), an industry leader in the field of mold prevention services, today announced that its Board of Directors has appointed a new independent director.

Effective August 7, 2006, the Board of Directors appointed Dario Bianchi to the Board of Directors. Mr. Bianchi's appointment fills the vacancy created by the resignation of Thomas C. Donnelly from the Board of Directors. In addition, effective as of the same date, Mr. Bianchi was appointed to the Compensation Committee of the Board of Directors.

Mr. Bianchi is the President of Capitalife, Inc. and Managing Director of Sienna Financial Services. Capitalife, Inc. and Sienna Financial Services are international consulting firms offering specialized services such as marketing, strategic planning, due diligence and investment advisory to the life sciences industry, government entities and to institutional investors. Mr. Bianchi also serves as the editor of The Strategic Global Investor's Newsletter, a newsletter providing research on the global economy and providing analysis of worldwide equities and commodities markets.

About American Mold Guard

American Mold Guard, Inc., founded in 2002, is an industry leader in the field of mold prevention services. Its services are primarily focused on the residential real estate construction industry in California, Texas, Louisiana, Mississippi and Florida. Its customers include many of the largest national and regional homebuilders.